Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-121238 on Form S-11 of our report dated March 14, 2008 related to the consolidated financial statements and financial statement schedule of Cornerstone Core Properties REIT, Inc. and subsidiaries, our report dated August 10, 2006 relating to the statement of revenues and certain expenses for the 2111 South Industrial Park property, our report dated September 8, 2006 relating to the statement of revenues and certain expenses for the 14912-14938 Shoemaker Avenue property, our report dated January 29, 2007 relating to the statement of revenues and certain expenses for the 20100 Western Avenue property, our report dated February 19, 2007 relating to the statement of revenues and certain expenses for the 21420 and 21430 North 15th Lane property, our report dated May 16, 2007 relating to the statement of revenues and certain expenses for the Marathon Center property, our report dated December 11, 2007 relating to the statement of revenues and certain expenses for the 23040 North 11th  Avenue property, and our report dated December 21, 2007 relating to the statement of revenues and certain expenses for the Orlando Small Bay property (which reports on the statements of revenues and certain expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 1, 2008